October 24, 2019

Sugarmade, Inc.

750 Royal Oaks Dr.

Suite 108

Monrovia, California

Re: POST EFFECTIVE AMENDMENT TO

FORM S-1 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Gentlemen:

As counsel for Sugarmade, Inc., a Delaware corporation (the "Company"), you have requested our firm to render this opinion in connection with the post effective amendment to the registration statement of the Company on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission ( the “SEC”) relating to the resale of an aggregate of 138,461,538 shares of common stock, par value $.001 per share (the "Common Stock") which securities will be currently owned by a certain selling security holder of the Company, i.e., K & J Funds, LLC.

We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other agreements, documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained herein as we have felt necessary or appropriate in order to render the opinions hereinafter expressed. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

Based upon all of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

2. The shares of Common Stock to be to be resold when issued and paid for as described in the Registration Statement which will be the outstanding and held by K & J Funds, LLC., as a selling security holder, are duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Delaware Corporation Laws of the State of Delaware, including all applicable provisions of the Delaware Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions. The law covered by the opinions expressed in this Opinion Letter is limited to the law of Delaware. We express no opinion concerning the laws of any other jurisdiction, or the effect thereof. We further express no opinion concerning the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing.

This opinion is rendered pursuant to the applicable requirements of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of the Post-Effective Amendment to the Form S-1 with the SEC. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the abovedescribed Form S-1 and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

STAUBER LAW OFFICES

/s/ Ronald J. Stauber

Ronald J. Stauber

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